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As filed with the Securities and Exchange Commission on September 29, 1994

                                                  Registration No. 33-


                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                   FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933


                  FIRST COMMONWEALTH FINANCIAL CORPORATION
           (Exact name of registrant as specified in its charter)

     PENNSYLVANIA                               25-1428528
(State or other jurisdiction of              (I.R.S. Employer
incorporation or organization)              Identification No.)

                Old Courthouse Square, 22 North Sixth Street,
                      Indiana, Pennsylvania 15701-0400
                                412-349-7220
(Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)




                           David R. Tomb, Jr.
                 Vice President, Secretary and Treasurer
                 First Commonwealth Financial Corporation
                          Old Courthouse Square
                          22 North Sixth Street
                         Indiana, PA  15701-0400
                              412-349-7220
          (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                                  Copy to:
                            David L. DeNinno, Esq.
                           Reed Smith Shaw & McClay
                               435 Sixth Avenue
                            Pittsburgh, PA  15219
                                 412-288-3214


                       CALCULATION OF REGISTRATION FEE

Securities to be    Amount to be   Proposed Maximum Offering
  Registered         Registered        Price per unit(1)

Common Stock, $1.00    117,643               $6.24
par value


Proposed Maximum Aggregate              Amount of
    Offering Price(1)                Registration Fee

       $732,993.96                       $252.76


     (1) Estimated solely for the purposes of calculating the amount of the registration fee, pursuant to Rule 457(h)(1), on the basis of the price at which the options may be exercised.
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                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents have been filed by First Commonwealth Financial Corporation ("FCFC") with the Securities and Exchange Commission ("SEC") and are incorporated herein by reference:

     (a) FCFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

     (b) All of the reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of FCFC's fiscal year ended December 31, 1993, including the following:

          (i)  Quarterly Report on Form 10-Q for the quarter ended
               March 31, 1994.

          (ii) Quarterly Report on Form 10-Q for the quarter ended
               June 30, 1994.

     All documents subsequently filed by FCFC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to exist or constitute a part hereof.

ITEM 4.  DESCRIPTION OF SECURITIES.

          The description of the FCFC Common Stock is incorporated herein by reference to Item 1 ("Description of Registrants' Securities to be Registered") contained in the FCFC's Registration Statement on Form 8-A, in the form in which it was filed with the Securities and Exchange Commission on June 5, 1992.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     During 1993, David R. Tomb, Jr., attorney-at-law, and the law firm of Tomb and Tomb of which Mr. Tomb is a partner performed legal services for

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FCFC.  The fees paid for services during 1993 were $65,000.  Mr. Tomb is
Vice President, Secretary and Treasurer and a Director of FCFC. As of June 24, 1994, Mr. Tomb was the beneficial owner of, and had voting and investment power with respect to, 295,420 shares of FCFC's Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pennsylvania Business Corporation Law of 1988. Section 1741 of the Pennsylvania Business Corporation Law of 1988 (the "BCL") provides that unless otherwise restricted in its bylaws, a business corporation shall (subject to the limitations described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 1742 of the BCL provides that unless otherwise restricted in its bylaws, a corporation shall (subject to the limitations described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation.
Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite
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the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

     Section 1744 of the BCL provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the relevant section. Such determination shall be made:

     (1) By the board of directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

     (2) If such a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3)  By the shareholders.

     Notwithstanding the above, Section 1743 of the BCL provides that, to the extent that a director, officer, employee or agent of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 1745 of the BCL provides that expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

     Section 1746 of the BCL provides that the indemnification and advancement of expenses provided by or granted pursuant to the subchapter on indemnification shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.
Section 1746 also provides that indemnification may not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

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     Section 1747 of the BCL provides that, unless otherwise restricted in its bylaws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the director, officer, employee or agent against such liability under the provisions of the subchapter governing indemnification. Section 1747 declares such insurance to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1750 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the subchapter governing indemnification shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs and personal representatives of such director, officer, employee or agent.

     FCFC By-Laws. Article 23 of the By-Laws of FCFC provides that FCFC shall indemnify any director, officer and/or employee or any former director, officer and/or employee who was or is a party to, or is threatened to be made a party to, or is called as a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer and/or employee of FCFC, or is or was serving at the request of FCFC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In the case of an action or suit by or in the right of the registrant, no indemnification shall be made in respect of a claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to the registrant.
Article 23 further provides that, except as may be otherwise ordered by a court, there shall be a presumption that any officer, director and/or employee is entitled to indemnification in the foregoing circumstances unless either a majority of the directors not involved in the proceedings or, if there are less than three such directors, then the holders of one-third of the outstanding shares of FCFC, determine that the person is not entitled to such presumption. In the event of any such determination, a written opinion as to whether or not the parties involved are entitled to indemnification shall be requested from independent counsel.

     Section 12.3 of the By-Laws of FCFC further provides that except as specifically provided by law, a director of FCFC will not be personally liable for monetary damages with respect to any action taken, or any failure to act, unless such director has breached or failed to perform the duties of his office under Pennsylvania law relating to standard of care and justifiable reliance and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Any amendment or repeal

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of Section 12.3 which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to the adoption of such amendment.

     FCFC maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, which they may incur in connection with their serving in such capacity. Under the provisions of this insurance policy, FCFC received reimbursement for amounts as to which the directors and officers are indemnified by FCFC under the indemnification provisions of Article 23 of the By-Laws of FCFC. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the indemnification provisions described above.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

   4.1 Incentive Stock Option Agreement dated May 13, 1991, entered into between United National Bancorporation ("UNB") and Robert
          C. Williams, together with schedule listing substantially identical Incentive Stock Option Agreements with the following individuals: K. Lee Hopkins, Dorothy J. Jamison, Charles L. States, Charles E. James, David P. Stokrp, Catherine A. Cresswell, Homer D. Starr, Jr., and Nancy L. Barber

   4.2 Stock Appreciation Rights Agreement dated May 13, 1991, entered into between United National Bancorporation ("UNB") and Robert
          C. Williams, together with schedule listing substantially identical Stock Appreciation Rights Agreements with the following individuals: K. Lee Hopkins, Dorothy J. Jamison, Charles L. States, Charles E. James, David P. Stokrp, Catherine
          A. Cresswell, Homer D. Starr, Jr., and Nancy L. Barber.

   4.3 Nonstatutory Stock Option Agreement dated March 30, 1992 between Stephen Grippi and Reliable Financial Corporation ("Reliable")

   4.4 Stock Option Agreement for Nonemployee Directors dated March 30, 1992 between Peter Calabro and Reliable, together with schedule listing substantially identical Stock Option Agreements with the following individuals: George W. Keith, Eugene Povero and S.A. Russo

   4.5 Assumption of Stock Options Agreement, dated September 27, 1994 between FCFC and UNB

   4.6 Assumption of Stock Options Agreement, dated September 29, 1994 between FCFC and Reliable

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   4.7*   Agreement and Plan of Reorganization dated as of March 25, 1994 between FCFC and UNB and Plan of Merger dated as of March 25, 1994 between FCFC and UNB (incorporated herein by reference to Exhibit 2.1 to FCFC's Registration Statement on Form S-4 (Reg. No. 33-54193) filed with the SEC on June 17, 1994).

   4.8* Agreement and Plan of Reorganization dated as of April 21, 1994 between FCFC and Reliable and Plan of Merger dated as of April 21, 1994 between Reliable and Interim Reliable, Inc. (incorporated herein by reference to Exhibit 2.1 to FCFC's Registration Statement on Form S-4 (Reg. No. 33-54381) filed with the SEC on June 30, 1994).

   5.1 Opinion of Tomb and Tomb regarding legality of shares of FCFC's Common Stock being registered.

   23.1 Consent of Jarret * Stokes & Co., independent certified public accountants.

   23.2* Consent of Tomb and Tomb (contained in their opinion filed as exhibit 5.1 hereto).

   24.1   Powers of Attorney.

   *Incorporated herein by reference.

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ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                               SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Indiana, Commonwealth of Pennsylvania, on September 30, 1994.

                                  FIRST COMMONWEALTH FINANCIAL CORPORATION
                                  (Registrant)


                                  By /s/E. James Trimarchi
                                    E. James Trimarchi, President


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 30, 1994.


          Signature and Capacity


 /s/E. James Trimarchi
  E. James Trimarchi, President
   and Principal Executive Officer
   and Director


               *
  Sumner E. Brumbaugh, Director


               *
   E.H. Brubaker, Director


               *
  Edward T. Cote, Director


               *
  Thomas L. Delaney, Director


               *
  Clayton C. Dovey, Jr., Director


               *
  Ronald C. Geiser, Director

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                *
  Johnston A. Glass, Director


               *
  A.B. Hallstrom, Director


               *
  Thomas J. Hanford, Director


               *
  H.H. Heilman, Jr., Director


               *
  David F. Irvin, Director


               *
  David L. Johnson, Director


               *
  Robert F. Koslow, Director


               *
  Dale P. Latimer, Director


               *
  Joseph W. Proske, Director


               *
  Charles J. Szewczyk, Director


               *
  David R. Tomb, Jr., Director


               *
  John I. Whalley, Jr., Director


               *
  John J. Dolan, Senior Vice
  President, Principal Financial
  Officer and Principal Accounting
  Officer

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   *By/s/E. James Trimarchi
        E. James Trimarchi
        Attorney-in-Fact

10